Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2012 RESULTS;

PROVIDES INITIAL 2013 GUIDANCE

OIL / NGLS REPRESENTED 56 PERCENT OF PRODUCTION AND 83 PERCENT OF PRODUCT REVENUES IN THE FOURTH QUARTER

OIL / NGLS EXPECTED TO BE OVER 60 PERCENT OF 2013 PRODUCTION AND OVER 85 PERCENT OF PRODUCT REVENUES

2013 OIL PRODUCTION GROWTH EXPECTED TO BE 23 TO 37 PERCENT

HEDGES COVER OVER 55 PERCENT OF PROJECTED 2013 OIL PRODUCTION AND OVER 53 PERCENT OF PROJECTED 2013 GAS PRODUCTION

YEAR-END 2012 FINANCIAL LIQUIDITY OF APPROXIMATELY $316 MILLION, WITH A LEVERAGE RATIO OF 2.3 TIMES ADJUSTED EBITDAX

2012 ADJUSTED EBITDAX OF $248 MILLION AND FOURTH QUARTER ADJUSTED EBITDAX OF $62 MILLION

RADNOR, PA (BusinessWire) February 20, 2013 – Penn Virginia Corporation (NYSE: PVA) today reported financial results for the three and twelve months ended December 31, 2012 and provided initial 2013 guidance.

Fourth Quarter 2012 Highlights

Fourth quarter 2012 results, as compared to third quarter 2012 results where applicable, were as follows:

•

As previously reported, production in the fourth quarter of 2012 was 1.4 million barrels of oil equivalent (MMBOE), or 15,444 barrels of oil equivalent (BOE) per day (BOEPD), compared to 1.4 MMBOE, or 15,245 BOEPD, pro forma to exclude production from assets sold

•

Product revenues from the sale of crude oil, natural gas liquids (NGLs) and natural gas were $76.0 million, or $53.48 per BOE, increases of one percent and six percent compared to $75.6 million, or $50.25 per BOE

•	Oil and NGL revenues were $63.2 million, or 83 percent of product revenues, a decrease of one percent compared to $63.7 million, or 84 percent of product revenues

•	Operating margin, a non-GAAP (generally accepted accounting principles) measure, was $39.29 per BOE, an increase of 15 percent compared to $34.11 per BOE

•	Operating loss was $6.0 million, compared to a loss of $6.5 million, excluding impairments and loss on firm transportation commitment

•	Adjusted EBITDAX, a non-GAAP measure, was $62.3 million, an increase of two percent compared to $61.2 million

•	Loss attributable to common shareholders (which includes our preferred stock dividend) was $56.1 million, or $1.05 per diluted share, compared to a loss of $32.6 million, or $0.71 per diluted share

•

Adjusted loss attributable to common shareholders (which includes our preferred stock dividend), a non-GAAP measure which excludes the effects of certain costs and other gains or losses that affect comparability to other periods, of $11.8 million, or $0.22 per diluted share, compared to a loss of $7.3 million, or $0.16 per diluted share

A recently completed Eagle Ford Shale (0.9 net) well, the Technik #1H in Lavaca County with 18 frac stages, tested at an initial rate of 1,136 barrels of oil and 1,853 thousand cubic feet (Mcf) per day on a 25/64th inch choke, with flowing casing pressure of approximately 2,350 psi.

Definitions of non-GAAP financial measures and reconciliations of these non-GAAP financial measures to GAAP-based measures appear later in this release.

Management Comment

H. Baird Whitehead, President and Chief Executive Officer stated, “In the fourth quarter, our operating cash flows remained strong and our margins continued to improve as a result of increased oil production, attractive oil prices and lower operating expenses. We expect oil production to increase further in 2013 and comprise over 85 percent of product revenues and over 60 percent of production.

“We also strengthened our balance sheet in 2012. At year-end 2012, we had over $300 million of financial liquidity and a leverage ratio of approximately 2.3 times Adjusted EBITDAX, so that we expect to be able to fund our 2013 capital program from operating cash flows and borrowings under our revolver. Moreover, we are considering the sale of a portion of our working interest in our Lavaca County Eagle Ford Shale acreage, which would further improve liquidity and reduce the outspend of cash flows.”

Mr. Whitehead concluded, “Our steadily improving results have been driven primarily by our oily Eagle Ford Shale play where we significantly increased our acreage and drilling inventory during 2012. Building on this success, we plan to commit approximately 88 percent of estimated 2013 capital expenditures to the Eagle Ford Shale, drilling approximately 38 (28.8 net) wells and focusing on expanding our Eagle Ford Shale position.”

Full-Year 2012 Financial Results

For the year ended December 31, 2012, we incurred an operating loss of $147.1 million, which included impairment charges and loss on firm transportation obligations of $121.8 million, compared to a loss in 2011 of $155.4 million, which included impairment charges of $104.7 million. Adjusted loss attributable to common shareholders, excluding the effects of changes in derivatives fair value, impairments, restructuring costs and other gains or losses that affect comparability to the prior year period, and including the preferred stock dividend of $1.7 million, was $36.6 million, or $0.76 per diluted share, in 2012 compared to a loss of $47.7 million, or $1.04 per diluted share, in 2011. Loss attributable to common shareholders (which includes our preferred stock dividend) was $106.3 million, or $2.22 per diluted share, in 2012 compared to a loss of $132.9 million, or $2.90 per diluted share, in 2011. The decrease was due primarily to the $8.3 million decrease in operating loss, a $22.3 million decrease in the loss on the extinguishment of debt and a $20.5 million increase in derivatives income.

Fourth Quarter 2012 Results

Overview of Financial Results

The $81.1 million operating loss in the fourth quarter of 2012 was $56.6 million higher than the $24.5 million loss in the third quarter of 2012 due primarily to a $74.5 million increase in impairment expense associated with our Marcellus Shale assets and a $5.1 million increase in depreciation, depletion and amortization (DD&A) expenses. The effect of these items was partially offset by a $4.1 million decrease in total direct operating expenses, a $17.3 million decrease in loss on firm transportation obligations and a $1.8 million decrease in exploration expenses. Oil and NGL revenues were $63.2 million in the fourth quarter of 2012, a slight decrease compared to $63.7 million in the third quarter of 2012 due primarily to slightly lower prices. Oil and NGL revenues were 83 percent of product revenues in the fourth quarter of 2012, compared to 84 percent in the third quarter of 2012.

Pricing

Our fourth quarter 2012 realized oil price was $99.30 per barrel, compared to $99.45 per barrel in the third quarter of 2012. Our fourth quarter 2012 realized NGL price was $32.40 per barrel, compared to $32.94 per barrel in the third quarter of 2012. Our fourth quarter 2012 realized natural gas price was $3.41 per Mcf, compared to $2.72 per Mcf in the third quarter of 2012. Adjusting for oil and gas hedges, our fourth quarter 2012 effective oil price was $106.33 per barrel and our effective natural gas price was $3.83 per Mcf, or increases of $7.03 per barrel and $0.42 per Mcf over the realized prices.

Production

Production in the fourth quarter of 2012 and full-year 2012 exceeded the upper end of our guidance. On a pro forma basis to exclude production from assets sold in 2011 and 2012, production in the fourth quarter of 2012 was 1.4 MMBOE, or 15,444 BOEPD, compared to 1.4 MMBOE, or 15,245 BOEPD, in the third quarter of 2012. As a percentage of total equivalent production, oil and NGL volumes were 56 percent in the fourth quarter of 2012, compared to 52 percent in the third quarter of 2012.

Operating Expenses

As discussed below, fourth quarter 2012 total direct operating expenses decreased $4.1 million, or approximately 17 percent, to $20.2 million, or $14.19 per BOE produced, compared to $24.3 million, or $16.14 per BOE produced, in the third quarter of 2012.

•

Lease operating expenses increased by $0.4 million to $6.6 million, or $4.68 per BOE produced, from $6.2 million, or $4.13 per BOE produced, in the third quarter due primarily to higher subsurface workover expenses in East Texas.

•

Gathering, processing and transportation expenses decreased by $0.6 million to $2.5 million, or $1.78 per BOE produced, from $3.1 million, or $2.08 per BOE produced, in the third quarter due primarily to the divestiture of Appalachian assets in July 2012.

•

Production and ad valorem taxes decreased by 41 percent to $2.7 million, or 3.6 percent of product revenues, from $4.6 million, or 6.1 percent of product revenues, in the third quarter due primarily to the divestiture of Appalachian assets in July 2012.

•

General and administrative (G&A) expenses, excluding share-based compensation, decreased by $2.1 million, or 20 percent, to $8.3 million, or $5.82 per BOE produced, from $10.4 million, or $6.88 per BOE produced, in the third quarter due primarily to a $1.4 million decrease in restructuring costs as a result of higher costs in the third quarter related to the sale of our Appalachian assets and the closing of our Pittsburgh office.

Exploration expenses decreased by $1.9 million, or 20 percent, to approximately $7.4 million in the fourth quarter of 2012 from approximately $9.3 million in the third quarter due primarily to the divestiture of Appalachian assets in July 2012.

DD&A expenses increased by $5.1 million, or 10 percent, to $54.4 million, or $38.32 per BOE produced, in the fourth quarter of 2012 from $49.3 million, or $32.80 per BOE produced, in the third quarter due primarily to the continued transition towards higher cost oil versus gas wells, as well as the impact of negative natural gas reserve revisions.

Impairment expense increased to $75.2 million in the fourth quarter of 2012 from $0.7 million in the third quarter due to the write-down of our Marcellus Shale assets, primarily as a result of lower year-end gas prices and the resultant reduction in proved reserves.

Capital Expenditures

During the fourth quarter of 2012, oil and gas capital expenditures were approximately $118 million, compared to $85 million in the third quarter, consisting of:

•	$100 million for drilling and completion activities

•	$5 million for seismic, pipeline, gathering and facilities

•	$13 million for leasehold acquisitions, field projects and other

Capital expenditures during 2012 were approximately $384 million, approximately $34 million higher than the upper end of previous guidance. The increase was attributable to:

•	an additional 38 percent working interest in six Lavaca County Eagle Ford Shale wells

•	increased costs on recent Eagle Ford Shale wells due to operational issues

•	an acceleration into 2012 of certain 2013 drilling and completion expenditures, along with related pipeline expansion costs

•	additional Eagle Ford Shale lease acquisition costs

•	a vertical core test of the Pearsall Shale

As previously disclosed, we added approximately 18.3 MMBOE of proved reserves during 2012, prior to negative revisions of 28.7 MMBOE due primarily to benchmark natural gas prices in 2012 which were 33 percent lower than in 2011. Reserve replacement cost per BOE, defined as capital expenditures divided by reserve additions, excluding revisions, was approximately $21 per BOE. During 2012, we replaced approximately 280 percent of production, excluding revisions.

2013 Guidance

2013 guidance assumes that our working interest in a majority of our 2013 Lavaca County Eagle Ford Shale wells averages approximately 94 percent. 2013 guidance highlights are as follows:

•

Production is expected to be approximately 5.7 to 6.2 MMBOE (34.0 to 37.0 billion cubic feet of natural gas equivalent), or approximately 15,500 to 16,900 BOEPD, compared to 2012 production of approximately 5.8 MMBOE, or 15,776 BOEPD, pro forma to exclude 0.7 MMBOE of production in 2012 from divested Appalachian assets.

•

Crude oil production is expected to increase by 23 to 37 percent over 2012 levels (a 12 to 24 percent increase in crude oil and NGLs combined). Crude oil and NGLs are expected to comprise approximately 60 to 65 percent of total production, compared to 48 percent during 2012.

•	Production during January 2013 was approximately 15,600 BOEPD, approximately 42 percent of which was crude oil and approximately 16 percent of which was NGLs.

•	Product revenues are expected to be approximately $330 to $364 million, compared to 2012 product revenues of $310 million, excluding the impact of any hedges.

•	Crude oil and NGL product revenues are expected to be approximately 87 percent of total product revenues, compared to 84 percent during 2012.

•	Approximately 58 percent of the midpoint of estimated crude oil production and 55 percent of the midpoint of estimated natural gas production are currently hedged.

•	Settlements of current commodity hedges are expected to result in cash receipts of approximately $13 million.

•	Adjusted EBITDAX, a non-GAAP measure, is expected to be approximately $235 to $280 million, compared to 2012 Adjusted EBITDAX of $248 million.

•	Capital expenditures are expected to be $360 to $400 million, compared to approximately $385 million of 2012 capital expenditures.

•	Approximately 88 percent of capital expenditures are expected to be allocated to the Eagle Ford Shale and approximately 91 percent to development activities.

•	2013 capital expenditures include $310 to $345 million for drilling and completions, $28 to $30 million for lease acquisitions and $22 to $25 million for pipeline, gathering, seismic and facilities.

Please see the Guidance Table included in this release for guidance estimates for 2013. These estimates are meant to provide guidance only and are subject to revision as our operating environment changes.

Capital Resources and Liquidity, Interest Expense and Impact of Derivatives

As of December 31, 2012, we had total debt with a carrying value of $595 million ($600 million aggregate principal amount), consisting of $295 million of 10.375 percent senior unsecured notes due 2016 and $300 million principal amount of 7.25 percent senior unsecured notes due 2019.

As of December 31, 2012, we had no borrowings under our revolving credit facility (the “Revolver”), with approximately $298 million of unused borrowing capacity under the Revolver commitment. Together with cash and cash equivalents of approximately $18 million, our financial liquidity was approximately $316 million. Our indebtedness at December 31, 2012, net of cash and cash equivalents, was approximately $577 million, representing 39 percent of book capitalization and 2.3 times 2012 Adjusted EBITDAX of $247.6 million. We have no debt maturities until 2016. As of February 15, 2013, we had approximately $270 million of available borrowing capacity under the Revolver and approximately $4 million of cash and cash equivalents, for available financial liquidity of approximately $274 million.

In October 2012, we completed concurrent public offerings of 9,200,000 shares of our common stock and 1,150,000 depositary shares, each representing a 1/100th interest in a share of our 6 percent Series A convertible perpetual preferred stock. The two offerings provided approximately $154 million of net proceeds after issuance costs.

Interest expense decreased to $14.5 million in the fourth quarter of 2012 from $15.0 million in the third quarter due to lower average levels of debt outstanding.

During the fourth quarter of 2012, derivatives income was $4.9 million, compared to a derivatives loss of $12.3 million in the third quarter. Fourth quarter 2012 cash settlements of derivatives resulted in net cash receipts of $5.5 million, compared to $9.2 million of net cash receipts in the third quarter.

Derivatives Update

To support our operating cash flows, we hedge a portion of our oil and natural gas production at pre-determined prices or price ranges. Based on hedges currently in place, we have hedged approximately 4,600 barrels of daily crude oil production in 2013, or approximately 58 percent of the midpoint of 2013 crude oil production guidance, at a weighted average floor/swap price of $97.35 per barrel. We have also hedged approximately 20,000 Mcf of daily natural gas production in 2013, or approximately 55 percent of the midpoint of 2013 natural gas production guidance, at a weighted average floor/swap price of $3.76 per Mcf.

Please see the Derivatives Table included in this release for our current derivative positions.

Explanation of Non-GAAP Operating Margin per BOE

Operating margin is a non-GAAP financial measure under SEC regulations which represents total product revenues less total direct operating expenses. Operating margin per BOE is equal to operating margin divided by total equivalent crude oil, NGL and natural gas production. Operating margin is not adjusted for the impact of hedges. We believe that operating margin per BOE is an important measure that can be used by security analysts and investors to evaluate our operating margin per unit of production and to compare it to other oil and gas companies, as well as for comparisons to other time periods.

Fourth Quarter and Full-Year 2012 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss fourth quarter and full-year 2012 financial and operational results, is scheduled for Thursday, February 21, 2013 at 10:00 a.m. ET. Prepared remarks by H. Baird Whitehead, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing toll free 1-866-630-9986 five to 10 minutes before the scheduled start of the conference call (use the passcode 7342669), or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay will be available for two weeks beginning approximately 24 hours after the call. The replay can be accessed by dialing toll free 1-888-203-1112 (international: 719-457-0820) and using the replay code 7342669. In addition, an on-demand replay of the webcast will also be available for two weeks at our website beginning approximately 24 hours after the webcast.

******

Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of oil and natural gas in various domestic onshore regions including Texas, Oklahoma, Mississippi and Pennsylvania. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for oil, natural gas liquids and natural gas; our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, natural gas liquids and natural gas; reductions in the borrowing base under our revolving credit facility; our ability to contract for drilling rigs, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves; drilling and operating risks; our ability to compete effectively against other independent and major oil and natural gas companies; our ability to successfully monetize select assets and repay our debt; leasehold terms expiring before production can be established; environmental liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key technical employees; counterparty risk related to their ability to meet their future obligations; changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the Securities and Exchange Commission (SEC).

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - unaudited

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenues
Crude oil	$55,472	$44,304	$229,572	$119,582
Natural gas liquids (NGLs)	7,753	9,636	31,051	43,394
Natural gas	12,763	23,410	49,861	137,070

Total product revenues	75,988	77,350	310,484	300,046
Gain on sales of property and equipment, net	1,875	3,047	4,282	3,570
Other	331	54	2,383	2,389

Total revenues	78,194	80,451	317,149	306,005
Operating expenses
Lease operating	6,653	7,466	31,266	36,988
Gathering, processing and transportation	2,524	3,896	14,196	15,157
Production and ad valorem taxes	2,719	2,401	10,634	13,690
General and administrative (excluding equity-classified share-based compensation) (a)	8,264	7,586	39,553	40,898

Total direct operating expenses	20,160	21,349	95,649	106,733
Share-based compensation - equity classified awards (b)	2,114	1,801	6,347	7,430
Exploration	7,445	10,724	34,092	78,943
Depreciation, depletion and amortization	54,448	49,310	206,336	162,534
Impairments	75,168	33,617	104,484	104,688
Loss on firm transportation commitment	—	—	17,332	—
Other	—	796	—	1,096

Total operating expenses	159,335	117,597	464,240	461,424

Operating loss	(81,141)	(37,146)	(147,091)	(155,419)

Other income (expense)
Interest expense	(14,502)	(14,383)	(59,339)	(56,216)
Loss on extinguishment of debt	(20)	(18)	(3,164)	(25,421)
Derivatives	4,937	(4,176)	36,187	15,651
Other	27	1	116	335

Loss before income taxes	(90,699)	(55,722)	(173,291)	(221,070)
Income tax benefit	36,258	27,783	68,702	88,155

Net loss	(54,441)	(27,939)	(104,589)	(132,915)
Preferred stock dividends	(1,687)	—	(1,687)	—

Loss attributable to common shareholders	$(56,128)	$(27,939)	$(106,276)	$(132,915)

Loss per share:
Basic	$(1.05)	$(0.61)	$(2.22)	$(2.90)
Diluted	$(1.05)	$(0.61)	$(2.22)	$(2.90)

Weighted average shares outstanding, basic	53,607	45,864	47,919	45,784
Weighted average shares outstanding, diluted	53,607	45,864	47,919	45,784

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Production
Crude oil (MBbls)	559	450	2,252	1,283
NGLs (MBbls)	239	212	884	907
Natural gas (MMcf)	3,737	6,765	20,261	33,410
Total crude oil, NGL and natural gas production (MBOE)	1,421	1,789	6,513	7,759

Prices
Crude oil ($ per Bbl)	$99.30	$98.49	$101.95	$93.19
NGLs ($ per Bbl)	$32.40	$45.46	$35.13	$47.83
Natural gas ($ per Mcf)	$3.41	$3.46	$2.46	$4.10

Prices - Adjusted for derivative settlements
Crude oil ($ per Bbl)	$106.33	$101.21	$105.69	$94.28
NGLs ($ per Bbl)	$32.40	$45.46	$35.13	$47.83
Natural gas ($ per Mcf)	$3.83	$4.33	$3.44	$4.77

(a)	Includes liability-classified share-based compensation expense attributable to our performance-based restricted stock units which are payable in cash upon the achievement of certain market-based performance metrics. A total of $(0.1) million and $0.7 million attributable to these awards is included in the three and twelve months ended December 31, 2012.
(b)	Our equity-classified share-based compensation expense includes non-cash charges for our stock option expense and the amortization of common, deferred and restricted stock and restricted stock unit awards related to equity-classified employee and director compensation in accordance with accounting guidance for share-based payments.

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	As of
	December 31, 2012	December 31, 2011
Assets
Current assets	$96,515	$145,346
Net property and equipment	1,723,359	1,777,575
Other assets	23,115	20,132

Total assets	$1,842,989	$1,943,053

Liabilities and shareholders’ equity
Current liabilities	$112,025	$106,607
Revolving credit facility	—	99,000
Senior notes due 2016	294,759	293,561
Senior notes due 2019	300,000	300,000
Other liabilities and deferred income taxes	241,089	297,576
Total shareholders’ equity	895,116	846,309

Total liabilities and shareholders’ equity	$1,842,989	$1,943,053

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities
Net loss	$(54,441)	$(27,939)	$(104,589)	$(132,915)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash portion of loss on extinguishment of debt	—	—	3,144	22,456
Loss on firm transportation commitment	—	—	17,332
Depreciation, depletion and amortization	54,448	49,310	206,336	162,534
Impairments	75,168	33,617	104,484	104,688
Derivative contracts:
Net losses (gains)	(4,937)	4,176	(36,187)	(15,651)
Cash settlements	5,534	7,078	29,723	27,380
Deferred income tax benefit	(36,232)	(25,129)	(68,676)	(85,501)
(Gain) loss on the sales of assets, net	(1,875)	(2,251)	(4,282)	(2,474)
Non-cash exploration expense	7,869	8,483	32,634	60,940
Non-cash interest expense	955	995	4,062	6,807
Share-based compensation (equity-classified)	2,114	1,801	6,347	7,430
Other, net	701	50	1,004	275
Changes in operating assets and liabilities	1,940	(8,614)	50,126	(11,228)

Net cash provided by operating activities	51,244	41,577	241,458	144,741

Cash flows from investing activities
Capital expenditures - property and equipment	(113,713)	(127,349)	(370,907)	(445,623)
Proceeds from the sales of assets, net	3,443	8,291	96,719	39,368
Other, net	—	—	180	100

Net cash used in investing activities	(110,270)	(119,058)	(274,008)	(406,155)

Cash flows from financing activities
Dividends paid	—	(2,580)	(5,176)	(10,316)
Proceeds from revolving credit facility borrowings	107,000	84,000	211,000	114,000
Repayment of revolving credit facility borrowings	(184,000)	—	(310,000)	(15,000)
Proceeds from the issuance of senior notes	—	—	—	300,000
Retirement of convertible notes	(4,915)	—	(4,915)	(232,963)
Debt issuance costs paid	(253)	(4)	(2,032)	(8,854)
Proceeds from the issuance of preferred stock, net	110,337	—	110,337	—
Proceeds from the issuance of common stock, net	43,474	—	43,474	—
Other, net	—	—	—	1,148

Net cash provided by financing activities	71,643	81,416	42,688	148,015

Net increase (decrease) in cash and cash equivalents	12,617	3,935	10,138	(113,399)
Cash and cash equivalents - beginning of period	5,033	3,577	7,512	120,911

Cash and cash equivalents - end of period	$17,650	$7,512	$17,650	$7,512

Supplemental disclosures of cash paid for:
Interest (net of amounts capitalized)	$26,943	$27,301	$54,808	$44,589
Income taxes (net of refunds received)	$(29)	$(223)	$(32,603)	$210

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Reconciliation of GAAP “Loss attributable to common shareholders”
Non-GAAP “Loss, as adjusted, attributable to common shareholders”
Loss attributable to common shareholders	$(56,128)	$(27,939)	$(106,276)	$(132,915)
Adjustments for derivatives:
Net losses (gains) included in net loss	(4,937)	4,176	(36,187)	(15,651)
Cash settlements	5,534	7,078	29,723	27,380
Adjustment for impairments	75,168	33,617	104,484	104,688
Adjustment for restructuring costs	9	728	1,293	2,351
Adjustment for gain on sale of assets	(1,875)	(2,251)	(4,282)	(2,474)
Adjustment for loss on extinguishment of debt	20	18	3,164	25,421
Adjustment for loss on firm transportation commitment	—	—	17,332	—
Impact of adjustments on income taxes	(29,550)	(21,622)	(45,801)	(56,511)

Loss, as adjusted, attributable to common shareholders (a)	$(11,759)	$(6,195)	$(36,550)	$(47,711)

Loss, as adjusted, per share, diluted	$(0.22)	$(0.14)	$(0.76)	$(1.04)

Reconciliation of GAAP “Net loss” to Non-GAAP “Adjusted EBITDAX”
Net loss	$(54,441)	$(27,939)	$(104,589)	$(132,915)
Income tax benefit	(36,258)	(27,783)	(68,702)	(88,155)
Interest expense	14,502	14,383	59,339	56,216
Depreciation, depletion and amortization	54,448	49,310	206,336	162,534
Exploration	7,445	10,724	34,092	78,943
Share-based compensation expense (equity-classified awards)	2,114	1,801	6,347	7,430

EBITDAX	(12,190)	20,496	132,823	84,053
Adjustments for derivatives:
Net (gains) losses included in net income	(4,937)	4,176	(36,187)	(15,651)
Cash settlements	5,534	7,078	29,723	27,380
Adjustment for loss on firm transportation commitment	—	—	17,332	—
Adjustment for impairments	75,168	33,617	104,484	104,688
Adjustment for gain on sale of assets	(1,875)	(2,251)	(4,282)	(2,474)
Adjustment for other non-cash items	561	(908)	561	(908)
Adjustment for loss on extinguishment of debt	20	18	3,164	25,421

Adjusted EBITDAX (b)	$62,281	$62,226	$247,618	$222,509

(a)	Loss, as adjusted, attributable to common shareholders represents loss attributable to common shareholders adjusted to exclude the effects, net of income taxes, of non-cash changes in the fair value of derivatives, impairments, restructuring costs, gain on the sale of assets and loss on firm transportation commitment. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Loss, as adjusted, attributable to common shareholders is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to loss attributable to common shareholders.
(b)	Adjusted EBITDAX represents net loss before income tax benefit, interest expense, depreciation, depletion and amortization expenses, exploration expenses and share-based compensation expense, further adjusted to exclude the effects of non-cash changes in the fair value of derivatives, loss on firm transportation commitment, impairments, gain on the sale of assets, loss on the extinguishment of debt and other non-cash items. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net loss. Adjusted EBITDAX represents EBITDAX as defined in our revolving credit facility.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited

(dollars in millions except where noted)

We are providing the following guidance regarding financial and operational expectations for full-year 2013. These estimates are meant to provide guidance only and are subject to change as PVA’s operating environment changes.

	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Full-Year 2012	Full-Year 2013 Guidance
Production:
Crude oil (MBbls)	549	572	573	559	2,252	2,775 - 3,075
NGLs (MBbls)	215	227	202	239	884	730 - 820
Natural gas (MMcf)	6,294	5,859	4,371	3,737	20,262	13,000 - 13,650
Equivalent production (MBOE)	1,812	1,775	1,504	1,421	6,513	5,672 - 6,170
Equivalent daily production (BOEPD)	19,916	19,511	16,348	15,444	17,794	15,539 - 16,904
Percent crude oil and NGLs	42.1%	45.0%	51.6%	56.2%	48.1%	59.9% - 64.9%

Production revenues (a):
Crude oil	$58.7	58.4	57.0	55.5	229.6	265.0 - 293.5
NGLs	$9.1	7.6	6.7	7.8	31.1	21.5 - 24.5
Natural gas	$14.9	10.3	11.9	12.8	49.9	43.5 - 45.5
Total product revenues	$82.7	76.2	75.6	76.0	310.5	330.0 - 363.5
Total product revenues ($ per BOE)	$45.62	42.94	50.25	53.48	47.67	58.18 - 58.91
Percent crude oil and NGLs	82.0%	86.5%	84.2%	83.2%	83.9%	86.2% - 88.0%

Operating expenses:
Lease operating ($ per BOE)	$5.04	5.22	4.13	4.68	4.80	4.60 - 5.00
Gathering, processing and transportation costs ($ per BOE)	$2.29	2.47	2.08	1.78	2.18	1.70 - 1.90
Production and ad valorem taxes (percent of oil and gas revenues)	4.3%	–0.3%	6.1%	3.6%	3.4%	6.3% - 6.9%

General and administrative:
Recurring general and administrative	$10.5	10.6	8.9	7.5	37.5	39.5 - 40.5
Share-based compensation	$1.6	1.3	1.3	2.8	7.1	3.0 - 4.0
Restructuring	$—	(0.1)	1.4	0.0	1.3
Total reported G&A	$12.1	11.7	11.6	10.4	45.9	42.5 - 44.5

Exploration:
Total reported exploration	$8.0	9.4	9.3	7.4	34.1	28.0 - 30.0
Unproved property amortization	$8.2	8.3	8.3	7.9	32.6	21.0 - 22.0

Depreciation, depletion and amortization ($ per BOE)	$28.02	29.14	32.80	38.32	31.68	36.00 - 39.00

Adjusted EBITDAX (b)	$64.2	60.0	61.2	62.3	247.6	234.5 - 280.0

Capital expenditures:
Drilling and completion	$82.6	79.8	73.1	99.4	334.9	310.0 - 345.0
Pipeline, gathering, facilities	$3.9	4.4	5.0	4.9	18.2	17.0 - 18.0
Seismic (c)	$(0.4)	0.7	0.1	0.4	0.8	5.0 - 7.0
Lease acquisitions, field projects and other	$4.3	6.6	6.4	13.1	30.4	28.0 - 30.0
Total oil and gas capital expenditures	$90.4	91.5	84.6	117.8	384.4	360.0 - 400.0

End of period debt outstanding	$717.6	779.0	671.4	594.8	594.8
Effective interest rate	8.5%	8.5%	8.5%	9.8%	9.8%
Income tax benefit rate	35.7%	39.2%	40.5%	40.0%	39.6%	36.0% - 37.0%

(a)	Assumes average benchmark prices of $90.00 per barrel for crude oil and $3.50 per MMBtu for natural gas, prior to any premium or discount for quality, basin differentials, the impact of hedges and other adjustments. NGL realized pricing is assumed to be $29.76 per barrel.
(b)	Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.
(c)	Seismic expenditures are also reported as a component of exploration expense and as a component of net cash provided by operating activities.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited - (continued)

Note to Guidance Table:

The following table shows our current derivative positions.

				Weighted Average Price
	Instrument Type	Average Volume Per Day		Floor/ Swap	Ceiling

Natural gas:		(MMBtu	)	($ / MMBtu)
First quarter 2013	Collars	10,000		3.50	4.30
Second quarter 2013	Collars	10,000		3.50	4.30
Third quarter 2013	Collars	10,000		3.50	4.30
Fourth quarter 2013	Collars	15,000		3.67	4.37
First quarter 2014	Collars	5,000		4.00	4.50
First quarter 2013	Swaps	10,000		4.01
Second quarter 2013	Swaps	10,000		4.01
Third quarter 2013	Swaps	10,000		4.01
Fourth quarter 2013	Swaps	5,000		4.04

Crude oil:		(barrels	)	($ / barrel)
First quarter 2013	Collars	1,590		90.00	99.35
Second quarter 2013	Collars	1,900		90.00	99.17
Third quarter 2013	Collars	1,900		90.00	99.17
Fourth quarter 2013	Collars	1,900		90.00	99.17
First quarter 2013	Swaps	2,906		102.72
Second quarter 2013	Swaps	3,250		102.43
Third quarter 2013	Swaps	2,500		101.66
Fourth quarter 2013	Swaps	2,500		101.66
First quarter 2014	Swaps	2,000		100.44
Second quarter 2014	Swaps	2,000		100.44
Third quarter 2014	Swaps	1,500		100.20
Fourth quarter 2014	Swaps	1,500		100.20
First quarter 2014	Swaption (a)	812		100.00
Second quarter 2014	Swaption (a)	812		100.00
Third quarter 2014	Swaption (a)	812		100.00
Fourth quarter 2014	Swaption (a)	812		100.00
First quarter 2014	Swaption (b)	1,000		100.00
Second quarter 2014	Swaption (b)	1,000		100.00
Third quarter 2014	Swaption (b)	1,000		100.00
Fourth quarter 2014	Swaption (b)	1,000		100.00

(a)	This written swaption contract gives our counterparties the option to enter into a fixed price swap with us at a future date. If the forward commodity price for calendar year 2014 is higher than or equal to $100.00 per barrel on December 31, 2013, the counterparty will exercise its option to enter into a fixed price swap at $100.00 per barrel for calendar year 2014, at which point the contract functions as a fixed price swap. If the forward commodity price for calendar year 2014 is lower than $100.00 per barrel on December 31, 2013, the option expires and no fixed price swap is in effect.
(b)	The option exercise date on these swaptions for calendar year 2014 is June 28, 2013.

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, operating income for 2013 would increase or decrease by approximately $9.8 million. In addition, we estimate that for every $10.00 per barrel increase or decrease in the crude oil price, operating income for 2013 would increase or decrease by approximately $22.6 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in operating income exclude potential cash receipts or payments in settling these derivative positions.